UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2025

NOVAVAX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Quince Orchard Road

Gaithersburg, Maryland 20878

(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2025, Novavax, Inc. (the “Company”) entered into a collaboration and exclusive license agreement, as amended, (the “Amended Collaboration Agreement”) with Takeda Pharmaceutical Company Limited (“Takeda”) which amends and supersedes the collaboration and exclusive license agreement, dated February 24, 2021, (the “Original Agreement,” together with the Amended Collaboration Agreement, the “Agreement”).

The Original Agreement, which granted Takeda an exclusive license to develop, manufacture, and commercialize NVX-CoV2373, the Company’s vaccine candidate for the SARS-CoV-2 virus (the “Vaccine”) in Japan, has been amended so that Takeda may develop and commercialize a strain for the Vaccine that is different from the strain that the Company selects for the year, provided such Takeda selected strain must be procured from the Company. Under the Amended Collaboration Agreement, Takeda will continue to purchase the Company’s Matrix-M™ adjuvant to manufacture doses of finished Vaccine with updated adjuvant forecast and other supply terms.

Under the Amended Collaboration Agreement, the Company will receive a non-refundable upfront payment of $19.5 million of which $5 million is creditable against royalties owed by Takeda for its fiscal year 2024. In addition, on an annual basis, (i) the Company will receive $2 million to compensate the Company for services provided by the Company under the Agreement, and (ii) the Company will receive an additional $8 million annual milestone payment of which $5 million is creditable against royalties owed by Takeda in its fiscal year 2025 or thereafter, if Takeda receives marketing approval of the Vaccine in that year or such approval is not necessary for such year. The parties have also updated the financial terms to replace the share of operating profits and, instead, provide the Company with a tiered royalty as a percentage of Takeda’s, its affiliates’ and sublicensees’ total net sales in the mid to high-teen percentages (subject to certain capped royalty reductions), commencing on April 1, 2024 and will continue until the latest of (a) twenty years after April 29, 2025, (b) all the Company’s know-how licensed under the Amended Collaboration Agreement has become publicly available through no fault of Takeda, and (c) the expiration of the last valid claim in the intellectual property rights licensed by the Company to Takeda under the Amended Collaboration Agreement covering the Vaccine in Japan.

In connection with the Amended Collaboration Agreement, on April 29, 2025, the Company entered into a release agreement with Takeda under which the Company released Takeda and Takeda released the Company from all claims that were asserted or could have been asserted by either party against the other party that related to the Original Agreement and the activities thereunder.

A summary of the material terms of the Original Agreement was included in the Company’s Current Report on Form 8-K filed on March 2, 2021, which is qualified in its entirety by reference to the full text of the Original Agreement (filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novavax, Inc.

Date: May 5, 2025	By:	/s/ Mark Casey
	Name:	Mark Casey
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary